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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 8-K


                               CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported):  June 30, 1994



                        ENERGY SERVICE COMPANY, INC.
           (Exact name of registrant as specified in its charter)



                                  DELAWARE
               (State or other jurisdiction of incorporation)

        1-8097                                           76-0232579
(Commission File Number)                  (IRS Employer Identification No.)



    2700 Fountain Place, 1445 Ross Avenue, Dallas, Texas      75202-2792
         (Address of principal executive office)              (Zip Code)

    Registrant's telephone number, including area code:  (214) 922-1500
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Item 5.   Other Events.

     Energy Service Company, Inc. ("ENSCO") has completed the sale of its United States land rig operations to Helmerich & Payne International Drilling Co. ("H&P"), a wholly owned subsidiary of Helmerich & Payne, Inc. The operations sold to H&P consist of 12 land drilling rigs and related equipment and pipe, as well as an office building and yard located on approximately 14.5 acres in Alice, Texas. Prior to the sale, ENSCO's domestic land rig operations were conducted through ENSCO Drilling Company ("ENSCO Drilling"), a wholly owned subsidiary of ENSCO. The sale is consistent with ENSCO's strategy to emphasize offshore operations.

     The disposition was consummated on June 30, 1994 pursuant to the terms of two separate purchase agreements between ENSCO Drilling and H&P. The total purchase price was approximately $15.5 million, consisting of cash, a promissory note and certain deferred payment obligations. In addition, H&P assumed ENSCO Drilling's obligations under existing drilling contracts relating to the 12 rigs. Management does not expect the sale to result in a material gain or loss to ENSCO.
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                                      SIGNATURES


           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       ENERGY SERVICE COMPANY, INC.



                                       By:  /s/  H. E. Malone
                                            H. E. Malone, Controller
                                            and Chief Accounting Officer



      Date:   June 30, 1994



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